Exhibit 99.1

Macon, GA, December 18, 2006  — Macon-based Atlantic Southern Financial Group, Inc. (OTC Bulletin Board: ASFN) announced today the completion of its acquisition of Sapelo Bancshares, Inc.  Sapelo National Bank merged into Atlantic Southern Bank.  The acquisition of Sapelo National Bank gives Atlantic Southern access to the fast growing coastal communities surrounding Darien, Brunswick and St. Simons Island.  Atlantic Southern now has 10 banking offices in Bibb, Houston, Chatham, Effingham, McIntosh and Glynn Counties.

Atlantic Southern has total assets of approximately $630 million, and expects the transaction to be accretive to earnings per share in 2007.

Under the terms of the merger agreement, Sapelo Bancshares shareholders can elect to receive $63.00 in cash, 2.10 shares of Atlantic Southern common stock or a combination of both, for each share of Sapelo Bancshares common stock. However, the aggregate merger consideration is fixed at approximately 60 percent stock and 40 percent cash.

Mark Stevens, President and CEO of Atlantic Southern Financial Group, says “We are delighted to welcome the Sapelo employees into our organization.  We view Coastal Georgia as a great opportunity to continue our expansion as we build a statewide presence.  Sapelo has a good history and was founded on the same principles as Atlantic Southern.”

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates four banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal Georgia markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at (478) 757-8181.